CONSENT TO
TRANSFER OF LEASE

June 22, 2006

Reference is made to that certain Lease Agreement, dated January 16, 2006, by and between Petals Decorative Accents LLC (“Petals”), and Southridge Holdings LLC in connection with certain premises consisting of office space located at 90 Grove Street, Ridgefield CT 06877 (the “Lease”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

Petals desires to enter into a Contribution Agreement with Immunotechnology Corp. Inc. (“Immuno”), whereby Petals shall assign all its assets and delegate certain of its obligations, including the Lease, to Immuno and Immuno shall assume such assets and obligations in exchange for the issuance of ninety five percent (95%) of the shares of common stock of Immuno to Petals (the “Contribution”). It is intended that such transaction qualify as a tax free contribution of assets pursuant to Section 351 of the Internal Revenue Code.

Petals hereby requests that Southridge Holdings LLC consent to, and by its signature below it hereby does consent to, the transfer of the Lease as part of the Contribution. Notwithstanding the above, Southridge Holdings LLC expressly reserves all rights under the Lease.

ACCEPTED AND AGREED:

SOUTHRIDGE HOLDINGS LLC

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